Exhibit 4.16

EXECUTION VERSION

SHARE PURCHASE AND INVESTOR RIGHTS AGREEMENT

THIS SHARE PURCHASE AND INVESTOR RIGHTS AGREEMENT (the “Agreement”), is entered into on October 3, 2018, by and among:

(1)                            Bilibili, Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”),

(2)                            Tencent Mobility Limited, a company incorporated under the Laws of Hong Kong (the “Purchaser”), and

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the date of this Agreement, the Purchaser and its Affiliates collectively hold 12,186,067 Class Z Ordinary Shares;

WHEREAS, the Purchaser desires to increase its beneficial ownership in the Company by purchasing 25,063,451 Class Z Ordinary Shares to be newly issued by the Company pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, the Company and the Purchaser desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto.

ARTICLE 2
PURCHASE AND SALE OF SHARES; THE CLOSING

Section 2.01.                          Issuance and Sale of Class Z Ordinary Shares.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Purchaser agrees to subscribe for and purchase from the Company, and the Company agrees to issue, sell and deliver to the Purchaser 25,063,451 Class Z Ordinary Shares (the “Tencent Subscription Shares”), free and clear of all liens or encumbrances (except for restrictions created by virtue of transactions under this Agreement) for an aggregate purchase price of US$317,553,924.17 (the “Aggregate Purchase Price”) or US$12.67 per Class Z Ordinary Share, representing the average closing price of the Company’s publicly traded ADSs for the 20 trading days immediately prior to September 26, 2018 (the “Per Share Purchase Price”).

Section 2.02.                            Closing.

(a)          Time and Place.  Subject to satisfaction or, to the extent of permissible, waiver by the Party or Parties entitled to the benefit of the conditions set forth in Section 2.06 (other than conditions that by their nature are to be satisfied upon the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing by the applicable Parties), the closing of the sale and purchase of the Tencent Subscription Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures and holding of tele-conference calls at such time as may be mutually agreed by the Purchaser and the Company in writing.

(b)          Delivery and Payment.

(i)             At the Closing, the Company shall deliver, or cause to be delivered, a duly executed share certificate registered in the name of the Purchaser, a certified true copy of the register of members of the Company showing the Purchaser as the legal and beneficial holder of the Tencent Subscription Shares.

(ii)          The Purchaser shall pay, or cause to be paid, the Aggregate Purchase Price to the Company by electronic bank transfer of immediately available U.S. dollar funds to the designated bank account of the Company.

Section 2.03.                          Restrictive Legend.  Each certificate representing any of the Tencent Subscription Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS.  THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.

Notwithstanding the foregoing, the Purchaser shall be entitled to receive from the Company new certificates for the same number of Tencent Subscription Shares not bearing such legend upon the request of the Purchaser at such time as such restrictions are no longer applicable.

Section 2.04.                          Conditions to Closing.

(a)                        Conditions to Obligations of All Parties.

(i)             No United States or non-United States Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (in each case, whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

(ii)          No action, suit, proceeding or investigation shall have been instituted or threatened by a Governmental Authority that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement.

(iii)       No stop order or suspension of trading shall have been imposed by Nasdaq, the SEC or any other Governmental Authority with respect to the public trading of the ADSs.

(b)                        Conditions to Obligations of the Company.  The obligations of the Company to issue and sell the Tencent Subscription Shares to the Purchaser as contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(i)             The representations and warranties of the Purchaser shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing as though such representations and warranties were made on and as of the Closing.

(ii)          The Purchaser shall have performed and complied with all, and not be in breach or default under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing.

(c)                         Conditions to Obligations of the Purchaser. The obligations of the Purchaser to subscribe for, purchase and pay for the Tencent Subscription Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived in writing by each the Purchaser in its sole discretion:

(i)             The fundamental representations and warranties contained in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d), Section 3.01(e) and Section 3.01(g) hereof shall be true and correct in all respects on and as of the Closing as though such representations and warranties were made on and as of the Closing. The other representations and warranties of the Company shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of the Closing as though such representations and warranties were made on and as of the Closing (except for representations and warranties that expressly speak as of a specified date, in which case on and as of such specified date).

(ii)          The Company shall have performed and complied with all, and not be in breach or default in under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing in all material respects.

(iii)       There shall have been no Material Adverse Effect with respect to the Company.

(iv)      All corporate and other actions required to be taken by the Company in connection with this Agreement shall have been completed.

(v)         The Purchaser shall have received an opinion, dated the date of the Closing, of Walkers, Cayman counsel to the Company, in a form reasonably satisfactory to the Purchaser.

(vi)      The Purchaser shall have received a certificate signed by an executive officer of the Company, dated the date of the Closing, that certifies the fulfillment of the foregoing conditions (i), (ii) and (iii).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01.                          Representations and Warranties of the Company.  In connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchaser as of the date hereof, and as of the date of the Closing that, except as set forth in the Company SEC Documents:

(a)                        Organization, Standing and Qualification.  Each of the Group Companies is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization. Each of the Group Companies has all requisite capacity, power and authority to own and operate its properties and to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which it conducts.

(b)                        Due Authorization. All actions on the part of the Company and, as applicable, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement has been taken or will be taken prior to the Closing; and (ii) the authorization, issuance and allotment of all Tencent Subscription Shares being sold under this Agreement have been obtained or will have been obtained prior to the Closing. The Company has all requisite capacity, power and authority to execute and deliver this Agreement. This Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(c)                         Valid Issuance of the Tencent Subscription Shares.  The Tencent Subscription Shares, when issued and paid in accordance with the terms of this Agreement for the consideration expressed herein, and registered in the register of members of the Company will be duly and validly issued, fully paid, non-assessable, and free from any Lien.

(d)                        No Violation.  The execution, delivery and performance by the Company of this Agreement do not and will not (i) violate, conflict with or result in the breach of any provision of the Memorandum and Articles, (ii) subject to the truth and accuracy of the representations and warranties of the Purchaser in Section 3.02, conflict with or violate any applicable Law or Governmental Order applicable to the Company or the assets, properties or businesses of the Company or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or result in the creation of any Liens upon any of the properties or assets of the Company, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Material Adverse Effect.

(e)                         Consents.  None of the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires any Consent, except such as have been or will have been obtained, made or given on or prior the Closing and except for any filing or notification required to be made with the SEC or Nasdaq regarding the transactions contemplated under this Agreement. The Company, including all controlled entities within the meaning of the rules under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, does not hold any assets located in the U.S. and did not make aggregate sales in or into the U.S. of over US$80.8 million in its most recent fiscal year.

(f)                          Compliance with Laws.  The business of the Group Companies is not being conducted, and has not been conducted at any time during the three years prior to the date hereof, in material violation of any applicable Law (including, without limitation, the Sarbanes-Oxley Act, the U.S. Foreign Corrupt Practices Act, as amended, PRC anti-bribery laws or any other applicable anti-bribery or anti-corruption laws) or Government Order applicable to the Group Companies.  The Group Companies have all material permits, licenses, authorizations, consents, orders and approvals in material respects (collectively, “Permits”) that are required in order to carry on their business as presently conducted.  All such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.  The Company is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq in all material respects.  The Group Companies have taken no action designed to, or reasonably likely to have the effect of, delisting the ADSs from Nasdaq.  There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the ADSs on Nasdaq and the Company has not received any notification that the SEC or Nasdaq is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

(g)                         Capitalization.

(i)             The authorized share capital is US$1,000,000 divided into shares comprising of (i) 100,000,000 Class Y Ordinary Shares of a par value of US$0.0001 each, (ii) 9,800,000,000 Class Z Ordinary Shares of a par value of US$0.0001 each and (iii) 100,000,000 shares of a par value of US$0.0001 each. There are 85,364,814 Class Y Ordinary Shares issued and outstanding, and 203,992,970 Class Z Ordinary Shares issued and outstanding as of the date hereof.

(ii)          Except as set forth above in this Section 3.01(g), there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) Equity Securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other Equity Securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any Equity Securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii)       Except as provided for in the Shareholders’ Agreement and this Agreement, there are no registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights, veto rights or other similar rights with respect to the Equity Securities of any Group Company that have been granted by any Group Company to any Person (other than to another Group Company).

(iv)      All outstanding shares of capital stock or other ownership interests of the “significant subsidiaries” (“Significant Subsidiaries”) as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act are duly authorized, validly issued, fully paid and non-assessable and all such shares or other ownership interests in any Significant Subsidiary (except for directors’ qualifying shares or other ownership interests required to be held by directors under applicable Laws) are owned, directly or indirectly, by the Company free and clear of any Encumbrance.

(h)                        SEC Matters; Financial Statements; Internal Control.

(i)             The Company has filed or furnished, as applicable, on a timely basis, the Company SEC Documents. None of the Significant Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder applicable to the Company SEC Documents (as the case may be) and (B) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ii)          The financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (C) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Group Companies for the periods covered thereby, in each case except as disclosed therein or in the Company SEC Documents and as permitted under the Exchange Act.

(iii)       The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the board of directors of the Company and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies. Except as disclosed in the Company SEC Documents, there are no material weaknesses in the Company’s internal controls. The Company’s auditors and the audit committee of the board of directors of the Company have not been advised of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since the initial public offering of the Company, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(i)                            Absence of Changes.  Since June 30, 2018, (i) the Company has operated in the ordinary course of business in all material respects and (ii) there has not been a Material Adverse Effect.

(j)                           No General Solicitation.  Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Purchased Securities.

(k)                        No Registration.  Assuming the accuracy of the representations and warranties set forth in Section 3.02 of this Agreement, it is not necessary in connection with the issuance and sale of the Tencent Subscription Shares to register the Tencent Subscription Shares under the Securities Act or to qualify or register the Subscription Shares under applicable U.S. state securities laws.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Company, any of its Affiliates or any person acting on its behalf with respect to any Tencent Subscription Shares; and none of such Persons has taken any actions that would result in the sale of the Tencent Subscription Shares to the Purchaser under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

(l)                            No Brokers.  The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Tencent Subscription Shares, and the Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Tencent Subscription Shares.

(m)                    No Undisclosed Liabilities.  There are no liabilities of the Group Companies of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities reflected on, reserved against, or disclosed in the Company’s unaudited consolidated balance sheet as of June 30, 2018, (ii) liabilities incurred since June 30, 2018 in the ordinary course of business consistent with past practices, (iii) any other undisclosed liabilities that are not material to the Company on a consolidated basis, and (iv) any liabilities incurred this Agreement. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(n)                        Material Contracts.  The Company has filed as exhibits to the Company SEC Documents all contracts, agreements and instruments (including all amendments thereto) to which any Group Company is a party or by which it is bound and which are material to the business of the Group Companies as a whole and are required to be filed as exhibits to the Company SEC Documents pursuant to applicable Laws (the “Material Contracts”).  Each Material Contract is in full force and effect and, to the knowledge of the Company, enforceable against the counterparties of the applicable Group Company which is a party thereto.  The Group Companies and, to the knowledge of the Company, each other party thereto, are not in default under, or in breach or violation of, any Material Contract, except where such breach, defaults, or violations would not have a Material Adverse Effect.

(o)                        Litigation.  There are no pending or, to the knowledge of the Company, threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Authority or by any other person against the Group Companies or any proceedings that seek to restrain or enjoin the consummation of the transactions under this Agreement, except for such Proceedings as would not have a Material Adverse Effect.

(p)                        Ownership of Assets.  The Group Companies have good and marketable title to, or in the case of leased property and assets, have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company’s consolidated unaudited balance sheet as of June 30, 2018 or acquired thereafter, except for properties and assets sold since such date in the ordinary course of business consistent with past practices and except where the failure to have such good and marketable title or valid leasehold interests would not have a Material Adverse Effect.  None of such property or assets is subject to any Lien, except for Liens: (a) disclosed in the SEC Documents or (b) which would not have a Material Adverse Effect.

(q)                        Intellectual Properties.  All Intellectual Property is either (a) owned by the Group Companies or (b) is used by the Group Companies pursuant to a valid license.  To the knowledge of the Company, there are no infringements or other violations of any Intellectual Property owned by the Group Companies by any third party, except where such infringement or violations would not have a Material Adverse Effect.  The Group Companies have taken all necessary actions to maintain and protect each item of Intellectual Property.  The conduct of the business of the Group Companies does not infringe or otherwise violate any intellectual property or other proprietary rights of any other person in material respects and there is no action pending, or to the knowledge of the Company threatened alleging any such infringement or violation or challenging the Group Companies’ rights in or to any Intellectual Property, except for any Proceeding that, if resolved in an adverse manner to the Group Companies would not have a Material Adverse Effect.

(r)                           Tax Status.  Each Group Company (i) has made or filed in the appropriate jurisdictions all material foreign, federal and state income and all other tax returns required to be filed or maintained in connection with the calculation, determination, assessment or collection of any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) (each a “Tax”), including all amended returns required as a result of examination adjustments made by any Governmental Authority responsible for the imposition of any Tax (collectively, the “Returns”), and such Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes and other governmental assessments and charges shown or determined to be due on such Returns, except those being contested or will be contested in good faith.  No Group Company has received notice regarding unpaid foreign, federal and state income in any amount or any Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company is not aware of any reasonable basis for such claim.  No Returns filed by or on behalf of the Group Companies with respect to material Taxes are currently being audited, and no Group Company has received notice of any such audit.

(s)                          Solvency.  Both before and after giving effect to the transactions contemplated by this Agreement, each of the Company and its Significant Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due) and (ii) will have adequate capital and liquidity with which to engage in the their businesses as currently conducted and as described in the Company SEC Documents.

(t)                           Transactions with Affiliates.  All related party transactions required to be disclosed under applicable rules of Nasdaq or the applicable securities law have been accurately described in the Company SEC Documents in all material respects.  Any such related party transaction was entered into on terms and conditions no less favorable to the Group Companies than those applicable in comparable transactions between independent parties acting at arm’s length.

(u)                        Variable Interest Entities.  The Company controls its variable interest entities through a series of contractual arrangements (“Control Contracts”), and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or the terms of the Control Contracts.

(v)                        Investment Company.  The Company is not and, after giving effect to the offering and sale of the Tencent Subscription Shares, and the consummation of the offering and the application of the proceeds hereof, will not be an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(w)                      No Additional Representations.  The Company acknowledges that the Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement.

Section 3.02.                          Representations and Warranties of the Purchaser.  In connection with the transactions provided for herein, the Purchaser hereby represents and warrants to the Company as of the date hereof, and as of the date of the Closing that:

(a)                        Due Formation.  The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization.  The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)                        Authorization.  The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each other agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)                         Valid Agreement.  This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes (or, when executed and delivered in accordance herewith will constitute), the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)                        Non-contravention.  None of the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, by the Purchaser will violate any provision of the organizational documents of the Purchaser or violate any applicable Law or Governmental Order to which the Purchaser is subject.

(e)                         Consents and Approvals.  None of the execution and delivery by the Purchaser and its Affiliate of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreements in accordance with its terms requires any Consent, except such as have been or will have been obtained, made or given on or prior to the Closing and except for any filing or notification required to be made with the SEC regarding the transactions contemplated under this Agreement.

(f)                          Status and Investment Intent.  The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Tencent Subscription Shares. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment. The Purchaser is acquiring the Tencent Subscription Shares that it is subscribing for and purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(g)                         Private Placement.  The Purchaser is acquiring the Tencent Subscription Shares in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act. The Purchaser acknowledges that the Tencent Subscription Shares are “restricted securities” that have not been registered under the Securities Act or any applicable Laws. It further acknowledges that, absent an effective registration under the Securities Act, the Tencent Subscription Shares may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

(h)                        No Additional Representations.  The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchaser in accordance with the terms hereof.

ARTICLE 4
COVENANTS AND ADDITIONAL AGREEMENTS

Section 4.01.                          Conduct of Business of the Company. From the date hereof until the Closing, the Company shall (i) conduct its business and operations in the ordinary course of business consistent with past practice, and (ii) not take any action, or omit to take any action, that would reasonably be expected to make any of its representations and warranties in this Agreement untrue at, or as of any time before, the Closing.  The Company agrees to promptly notify the Purchaser of any event, condition or circumstance occurring prior to the Closing that would constitute a breach of any terms and conditions contained in this Agreement. Without limiting the generality of the foregoing, the Company agrees that from the date hereof until the Closing, it shall not make (or otherwise enter into any contract with respect to) (i) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any Equity Securities of the Company (except for dividends or other distributions by a Group Company or another Group Company); or (iii) any redemption, repurchase or other acquisition of any share capital of the Company, except in each case for the avoidance of doubt as contemplated by this Agreement.

Section 4.02.                          Listing and Reporting Status. The Company shall use commercially reasonable efforts to continue the listing and trading of its ADSs on Nasdaq and, in accordance, therewith, will use its best efforts to comply in all respects with the Company’s reporting, filing and other obligations under applicable Laws.

Section 4.03.                          Reservation of Shares. The Company shall ensure that it has sufficient number of duly authorized Class Z Ordinary Shares at the Closing to comply with its obligations to issue the Tencent Subscription Shares.

Section 4.04.                          Further Assurances.  From the date of this Agreement until the Closing, the Parties shall each use their respective reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby and by this Agreement.

Section 4.05.                          No Integrated Offering. The Company shall not, and shall cause its Affiliates and any Person acting on its or their behalf not to, directly or indirectly, make any offers or sales of any security or solicit any offers to buy any security, under circumstances that would require registration of the issuance of any of the Tencent Subscription Shares under the Securities Act whether through integration with prior offerings or otherwise.

Section 4.06.                          Registration Rights. Without prejudice to the registration rights granted to the Purchaser or its Affiliates in the Shareholders’ Agreement, the Company hereby grants to the Purchaser such registration rights as set forth in Exhibit C to this Agreement. To the extent the grant of the registration rights under this Section 4.06 requires any Consent by any Person including any Shareholder, the Company shall use its reasonable best efforts to obtain such Consent within thirty (30) days from the Closing.

Section 4.07.                          Purchaser Lockup.

(a)                        The Purchaser hereby agrees that during the period specified in Section 4.07(b) (the “Lock-Up Period”), it will not offer, sell, contract to sell, pledge, grant any option to purchase, sell any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, make any short sale, file or otherwise submit a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership interest), or publicly announce the intention to enter into any such transaction or to take any such other action with respect to, any Tencent Subscription Shares or any ADSs representing the Tencent Subscription Shares, or any options or warrants to purchase any Tencent Subscription Shares or such ADSs (collectively, the “Lockup Shares”), or exercise any right with respect to the registration of any Lockup Shares, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act. The foregoing restriction is expressly agreed to preclude the Purchaser from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Lockup Shares even if such sale or disposition would be conducted by someone other than the Purchaser. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Lockup Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Lockup Shares.

(b)                        The Lock-Up Period will commence on the date of the Closing and continue for a period of one (1) year.

(c)                         Notwithstanding the foregoing, the Purchaser may transfer the Lockup Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the Purchaser or any Affiliate of the Purchaser, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any Affiliate of the Purchaser, provided that the transferee thereof agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iv) with the prior written consent of the Company, in each of (i), (ii) and (iii), provided that the Purchaser does not effect any public filing or report regarding such transfers.

(d)                        The Purchaser also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar and the depositary for the ADSs against the transfer of the Lockup Shares except in compliance with the foregoing restrictions set forth in this Section 4.07.

Section 4.08.                          Notification of Additional Purchases.  The Purchaser hereby agrees that after the Closing, it shall, and shall cause each of its Affiliates to, notify the Company as soon as reasonably practicable of its proposal or plan to acquire, beneficially or otherwise, any Shares or any securities convertible or exchangeable into or exercisable for any Shares (other than a stock split, a stock dividend, a share repurchase or redemption, or similar corporate action initiated by the Company with respect to any issued and outstanding securities on the date of the Closing), if in any such case, immediately after taking such action, the Purchaser, together with its Affiliates, would, in the aggregate beneficially own 15% or more of the total number of then issued and outstanding Shares (the “Ownership Threshold”). For purposes of any calculation under this Section 4.08, the number of outstanding Shares shall be the higher of (1) the number as of the latest date set forth in the Company’s most recently filed Form 20-F, and (2) the actual number of outstanding shares of the Shares then outstanding.

Section 4.09.                          Additional Purchase Opportunities.  The Company hereby agrees that for a period of one (1) year after the Closing and provided that Tencent and its Affiliates beneficially own less than the Ownership Threshold, it shall (i) notify the Purchaser as soon as reasonably practicable of any potential opportunity in purchasing additional Shares of the Company of which the Company becomes aware, including any potential sale or disposition of the Shares by any Shareholder (whether through block trades, privately negotiated deals or otherwise), and (ii) use its reasonable best efforts to provide such assistance as is reasonably requested by the Purchaser to facilitate the discussion between such Shareholder and the Purchaser with the goal to consummate a sale of such Shares to the Purchaser or its Affiliates pursuant to mutually agreed terms. For the avoidance of doubt, the Parties acknowledge and agree that subject to Section 4.08, the Purchaser or any of its Affiliates may acquire additional Class Z Ordinary Shares or ADSs through open market purchases to reach the Ownership Threshold in which case the Company shall no longer have obligations under this Section 4.09.

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY

Section 5.01.                          Survival of the Representations and Warranties. The Company’s representations contained in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d), Section 3.01(e) and Section 3.01(g) hereof shall survive until the latest date permitted by law or indefinitely if such date is not provided. The representations contained in Section 3.01(r) shall survive until the expiration of the applicable statute of limitations. All other representations and warranties of the Company contained in this Agreement shall survive until the expiry of eighteen (18) months from the date of the Closing. Notwithstanding anything to the contrary in the foregoing clauses, (i) any breach of representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if a Claim Notice or an Indemnity Notice, as the case may be, shall have been given to the party against whom such indemnity may be sought in accordance with this Agreement prior to such time and (ii) any breach of representation or warranty in respect of which indemnity may be sought that was caused as a result of fraud or intentional misrepresentation shall survive until the latest date permitted by law or indefinitely, if such date is not provided.

Section 5.02.                          Indemnity.  The Company (the “Indemnifying Party”), shall indemnify and hold the Purchaser, its Affiliates and their respective directors, officers and employees (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, liabilities, judgments, fines, obligations, expenses and liabilities, including but not limited to any investigative, legal and other expenses incurred in connection with (collectively, “Losses”) incurred by any Indemnified Party as a result of or arising out of: (i) the breach of any representation or warranty of the Indemnifying Party contained in this Agreement; or (ii) the violation or nonperformance, partial or total, of any covenant or agreement of the Indemnifying Party contained in this Agreement. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any. For the avoidance of doubt, the Losses shall be determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard.  Notwithstanding any other provision contained herein and except in the case of fraud or intentional misrepresentation, from and after the Closing, the right to indemnity pursuant to this Article 5 shall be the sole and exclusive monetary remedy of any Indemnified Party for any claims against the Indemnifying Party arising out of or resulting from this Agreement and the transactions contemplated hereby; provided that the Purchaser shall also be entitled to specific performance or other equitable remedies pursuant to Section 6.12 of this Agreement.

Section 5.03.                          Third Party Claims.

(a)                        If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article 5, then the Indemnified Party shall promptly following receipt of notice of such claim (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Notwithstanding the foregoing, no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Parties’ right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure or delay.

(b)                        Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party (other than immaterial equitable relief in connection with an award of monetary damages) or (iii) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article 5.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to this Section 5.03(b), the Indemnifying Party shall conduct such defense in good faith.

(c)                         If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Parties shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 5.03(b).

(d)                        In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 5.04.                          Other Claims.  In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no failure or delay in providing such notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnity hereunder, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure or delay.  If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 5.05.                          Limitation to the Company’s Liability. Notwithstanding anything to the contrary in this Agreement:

(a)                        The Indemnifying Party shall have no liability to the Purchaser and other Indemnified Parties related to the Purchaser under Section 5.02 with respect to any breach of any representation or warranty made by the Company in this Agreement unless the aggregate amount of Losses suffered or incurred by the Purchaser and such other Indemnitees thereunder exceeds US$5.0 million (the “Basket”), in which case the Indemnifying Party shall be liable to the Purchaser and such other Indemnified Parties for all their Losses pursuant to Section 5.02; provided that, the Basket shall not apply to any Losses resulting from fraud or intentional misrepresentation on the part of the Company.

(b)                        The maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by each Purchaser and other Indemnified Parties related to such Purchaser pursuant to Section 5.02 with respect to any breach of any representation or warranty made by the Company in this Agreement shall not in any event be greater than the Aggregate Purchase Price paid by the Purchaser (the “Cap”); provided that, the Cap shall not apply to any Loss resulting from fraud or intentional misrepresentation on the part of the Company.

ARTICLE 6
MISCELLANEOUS

Section 6.01.                          Termination.  This Agreement shall automatically terminate as between the Company and a Purchaser upon the earliest to occur of (i) the written consent of each Party; (ii) the delivery of written notice to terminate by either the Company or the Purchaser if the Closing shall not have occurred by December 31, 2018; provided, however, that such right to terminate this Agreement under this Section 6.01(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or (iii) by any Party in the event that any Governmental Authority shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and non-appealable. Upon any termination of this Agreement, the Agreement will have no further force or effect, except for the provisions in this Article 6 which shall survive any termination under this Section 6.01; provided that no Party shall be relieved or released from any liabilities or damages arising out of fraud or any breach of this Agreement prior to such termination.

Section 6.02.                          Public Disclosure.  Without limiting any other provision of this Agreement, both the Purchaser and the Company shall consult and agree with each other on the terms and content of a press release of the Company with respect to the execution of this Agreement and the transactions contemplated hereby and no press release shall be issued by any Party hereto without the prior written consent of the other Party. Thereafter, neither the Company nor the Purchaser, nor any of their respective Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a Party’s counsel deems such disclosure necessary or desirable in order to comply with the Securities Act, the Exchange Act, or any law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Laws), shall limit such disclosure to the information such counsel advises is required to comply with such applicable Laws. Notwithstanding anything to the contrary in this Section 6.02, the Purchaser and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company or the Purchaser and do not reveal material, non-public information regarding the other Parties or the transactions contemplated by this Agreement.

Section 6.03.                          Confidentiality.

(a)                        Each Party shall keep confidential any non-public material or information with respect to the business, technology, financial conditions, and other aspects of the other Parties which it is aware of, or have access to, in signing or performing this Agreement (including written or non-written information, hereinafter the “Confidential Information”).  Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving Party, (b) in the public domain through no fault of such receiving Party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving Party without reference to confidential information of the disclosing Party.  No Party shall disclose such Confidential Information to any third Party.  Either Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement; and shall not use such Confidential Information for any other purposes.  The Parties hereby agree, for the purpose of this Section 6.03, that the existence and terms and conditions of this Agreement shall be deemed as Confidential Information.

(b)                        Notwithstanding any other provisions in this Section 6.03, if any Party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority, such Party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the Party who is required to make such disclosure shall, to the extent permitted by applicable Laws and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy.  In addition, each Party may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement; provided that the Party who is required to make such disclosure shall, to the extent permitted by law and so far as it is practicable, at the other Parties’ request and at the requesting Party’s cost, cooperate with the other Parties to enable such other Parties to seek an appropriate protection order or remedy.

(c)                         Notwithstanding anything to the contrary provided in this Section 6.03, each Party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives on a need-to-know basis in the performance of this Agreement; provided that such Party shall ensure such persons strictly abide by the confidentiality obligations hereunder.

(d)                        Without the prior written consent of the Purchaser, the Company shall not, and shall cause its Affiliates not to, (i) use in advertising, publicity or announcements the name of the Purchaser or any of its Affiliates, either alone or in combination with any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned by the Purchaser or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by the Company or any of its Affiliates has been approved or endorsed by the Purchaser or any of its Affiliates.

Section 6.04.                          Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consents of the Parties; provided that the Purchaser may assign its rights and obligations to its Affiliate(s) without consent of the other Parties under this Agreement; provided further that the assignee shall execute and deliver such documents and take such other actions as may be necessary for such assignee to join in and be bound by the terms of this Agreement (if not already a Party hereto) upon and after such assignment.

Section 6.05.                          Waiver and Amendment. This Agreement may only be amended or modified by an instrument in writing signed by the Parties; provided that any Party may (a) extend the time for the performance of any of the obligations or other acts of another Party, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (c) waive compliance with any of the agreements of another Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 6.06.                          No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 6.07.                          Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

Section 6.08.                          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified on Exhibit B attached hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.08). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

Section 6.09.                          Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law.

Section 6.10.                          Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of New York.

Section 6.11.                          Dispute Resolution.

(i)                                     Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination hereof, shall be settled by arbitration.

(ii)                                  The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre in accordance with UNCITRAL Arbitration Rules in effect (the “UNCITRAL Rules”), which rules are deemed to be incorporated by reference into this subsection (ii).  There shall be three (3) arbitrators.  The Company shall have the right to appoint one arbitrator, the Purchaser shall have the right to appoint the second arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The arbitration shall be conducted in the English language.

(iii)                               Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv)                              The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v)                                 When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi)                              The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii)                           The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

Section 6.12.                          Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.13.                          Payment of Fees and Expenses. Except as expressly set forth herein, the Company shall bear all legal, accounting and out-of-pocket expenses incurred by the Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement, subject to a cap of US$100,000.

Section 6.14.                          Interpretation.  For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, I any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (f) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated, and (g) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship.

Section 6.15.                          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Bilibili Inc.

By: /s/ Bilibili Inc.

Name:
Title:

[Signature Page to the Company Share Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Tencent Mobility Limited

By: /s/ Tencent Mobility Limtied

Name:
Title:

[Signature Page to the Company Share Purchase Agreement]

EXHIBIT A

Definitions

“ADSs”	means the American depositary shares of the Company, each representing one (1) Class Z Ordinary Share.

“Affiliate”

means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of any individual, his spouse, child, brother, sister, parent, the relatives of such spouse, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company Controlled by any of the aforesaid Persons. In the case of the Purchaser, the term “Affiliate” also includes (v) any shareholder of the Purchaser, (w) any of such the Purchaser’s general partners or limited partners, (x) the fund manager managing or advising the Purchaser (and general partners, limited partners and officers thereof) and other funds managed or advised by such fund manager, and (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by the Purchaser.

“beneficial ownership”

For purposes of this Agreement, a Person shall be deemed to have “beneficial ownership” of any securities in respect of which such Person or any such Person’s Affiliates is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act as in effect on the date hereof.

“Business Days”

means any day that is not a Saturday, Sunday, public holiday or other day on which commercial banks are required or authorized by Law to be closed in the Cayman Islands, New York, Hong Kong, or the PRC.

“Class Y Ordinary Shares”	means Class Y Ordinary Shares, par value US$0.0001 per share, of the Company.

“Class Z Ordinary Shares”	means Class Z Ordinary Shares, par value US$0.0001 per share, of the Company.

“Company SEC Documents”

means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act and the Securities Act and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein, in each case, filed or furnished with the SEC.

“Consent”

means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Control”

with respect to a Person, the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Equity Securities”

means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, any depository receipts or similar instruments issued in respect of ordinary shares and other equity securities of the Company, or any contract providing for the acquisition of any of the foregoing.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority”

means any international, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Governmental Order”

means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, Consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company”	means each of the Company and its Subsidiaries.

“Intellectual Properties”

means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vii) the goodwill symbolized or represented by the foregoing.

“Law”

means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Lien”

means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, Law, equity or otherwise.

“Material Adverse Effect”

means any change, event or circumstance that is or would have a material adverse effect on (i) the business, properties or condition (financial or otherwise), results of operations or prospects of any of the Group Companies individually or taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or in connection with the transactions contemplated hereunder, except to the extent that any such material adverse effect results from (a) changes in generally accepted accounting principles that are generally applicable to comparable companies (to the extent not materially disproportionately affecting such Party or its Subsidiaries), (b) changes in general economic and market conditions (including general capital market conditions) or changes affecting any of the industries in which such Party or its Subsidiaries operate generally (in each case to the extent not materially disproportionately affecting such Party or its Subsidiaries), (c) the announcement or disclosure of this Agreement, or the consummation of the transactions hereunder; or (d) any pandemic, earthquake, typhoon, tornado or other similar natural disaster.

“Memorandum and Articles”	means the Memorandum and Articles of Association of the Company in effect from time to time.

“Person”

includes an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a Governmental Authority.

“SEC”	means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act”	means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Shares”	means a share or shares in the Company and includes a fraction of a share.

“Shareholders”	means the holder of the Shares.

“Shareholders’ Agreement”	means the Fourth Amended and Restated Shareholders’ Agreement between the Company and the other parties thereto dated April 1, 2017.

“Subsidiary”

means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or Controlled directly or indirectly by the subject entity or through one (1) or more subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP, consistently applied, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary.

“U.S. GAAP”	means generally accepted accounting principles in the United States of America.

EXECUTION VERSION

EXHIBIT B

Notice Addresses

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to the Company:

Bilibili Inc.

Telephone:

Email:

If to the Purchaser:

Tencent Holdings Limited

Attention:

Email:

EXHIBIT C

Terms of the Registration Rights

The terms of the registration rights shall become effective upon the Closing of the transactions contemplated in this Agreement. All reference in this Exhibit C to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Exhibit C, unless explicitly stated otherwise.

1.              DEFINITIONS.

The following terms used in this Exhibit C shall have the meanings ascribed to them as follows:

1.1.                            “Affiliate” has the meaning as set forth in this Agreement.

1.2.                            “Allowed Delay” has the meaning set forth in Section 2.3(b).

1.3.                            “Blue Sky Application” has the meaning set forth in Section 4.1.

1.4.                            “Commission” means the U.S. Securities and Exchange Commission.

1.5.                            “Company Securities” means (i) the ordinary shares of the Company, (ii) securities convertible or exercisable into, or exchangeable for, ordinary shares of the Company, (iii) any other equity or equity-linked security issued by the Company and (iv) options, warrants or other rights to acquire any of the foregoing; for the avoidance of doubt, “Company Securities” include American depositary shares.

1.6.                            “Effectiveness Period” has the meaning set forth in Section 3.1(a).

1.7.                            “FINRA” means the Financial Industry Regulatory Authority, Inc.

1.8.                            “Indemnified Party” has the meaning set forth in Section 4.2.

1.9.                            “Indemnifying Party” has the meaning set forth in Section 4.2.

1.10.                     “Lock-up Period” has the meaning set forth in Section 4.07 of this Agreement.

1.11.                     “Losses” has the meaning set forth in Section 4.1(a).

1.12.                     “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.13.                     “Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.

1.14.                     “Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the Securities Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

1.15.                     “Registrable Securities” means, collectively, (i) the Tencent Subscription Shares, and (ii) any other securities issued or issuable with respect to or in exchange for Registrable Securities, including any ADSs representing the Tencent Subscription Shares, whether by merger, charter amendment or otherwise; provided, that, a security shall cease to be a Registrable Security upon sale to the public pursuant to a Registration Statement or Rule 144 under the Securities Act.

1.16.                     “Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of the terms hereunder, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

1.17.                     Except where the context requires otherwise, capitalized terms used herein without definition shall have the meanings set forth in this Agreement.

2.              REGISTRATION.

2.1.                            Filing of Registration Statement. After the expiration of the Lock-up Period as set forth in Section 4.07 of this Agreement, the Purchaser may request the Company to prepare and file with the Commission one (1) Registration Statement on Form F-3 (or, if Form F-3 is not then available to the Company, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities), covering the resale of all of the Registrable Securities. Subject to any Commission comments, the Company shall use its reasonable efforts to cause such Registration Statement to include the plan of distribution attached hereto as Schedule 1 (or such other plan of distribution reasonably requested by the Purchaser).  The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3.1(c) to the Purchaser and its counsel prior to its filing or other submission.

2.2.                            The Company will pay all expenses associated with effecting the registration of the Registrable Securities, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws, listing fees, and reasonable fees and expenses of one counsel to the Purchaser, but excluding any ADS issuance fees and any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

2.3.                            Effectiveness.

(a).                              The Company shall use commercially reasonable best efforts to have the Registration Statement declared effective as soon as reasonably practicable after filing. The Company shall respond promptly to any and all comments made by the staff of the Commission on the Registration Statement, and shall submit to the Commission, within five (5) Business Days after the Company learns that no review of the Registration Statement will be made by the staff of the Commission or that the staff of the Commission has no further comments on the Registration Statement, as the case may be, a request for acceleration of the effectiveness of the Registration Statement to a time and date not later than two (2) Business Days after the submission of such request. The Company shall notify the Purchaser as promptly as reasonably practicable, and in any event, within twenty-four (24) hours, after the Registration Statement is declared effective and shall simultaneously provide or make available to the Purchaser copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.

(b).                              For not more than sixty (60) days (which need not be consecutive days) in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 2.3(b) in the event that the Company determines in good faith that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company, or (B) amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (i) notify the Purchaser in writing of the commencement of an Allowed Delay, but shall not (without the prior written consent of the Purchaser) disclose to the Purchaser any material non-public information giving rise to an Allowed Delay, (ii) advise the Purchaser in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (iii) use commercially reasonable efforts to terminate an Allowed Delay as promptly as practicable.  Notwithstanding the provisions of this Section 2.3(b), if an Allowed Delay is not in connection with the review by the Commission of a Registration Statement or the financial statements contained therein, such Allowed Delay shall not be for a period exceeding twenty (20) consecutive days.

2.4.                            Rule 415; Cutback.  If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires the Purchaser to be named as an “underwriter,” the Company shall use its commercially reasonable efforts to persuade the Commission that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Purchaser is not an “underwriter.”  The Purchaser shall have the right to participate or have their counsel participate in any meetings or discussions with the Commission regarding the Commission’s position and to comment or have its counsel comment on any written submission made to the Commission with respect thereto.  Upon reasonable objection by the Purchaser’s counsel, no such written submission shall be made to the Commission.  In the event that, despite the Company’s reasonable efforts and compliance with the terms of this Section 2.4, the Commission refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities, and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415.

3.              OTHER COVENANTS AND AGREEMENTS.

3.1.                            Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:

(a).                              use commercially reasonable efforts to cause such Registration Statement to become effective and to remain continuously effective (other than during an Allowed Delay) for a period that will terminate upon the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold (the “Effectiveness Period”) and advise the Purchaser in writing when the Effectiveness Period has expired;

(b).                              prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c).                               provide copies to and permit counsel designated by the Purchaser to review each Registration Statement and all amendments and supplements thereto no fewer than three (3) Business Days prior to their filing with the Commission and not file any document to which such counsel reasonably objects, provided that the Company is notified of such objection, including the substance of such objection, in writing no later than two (2) Business Days after such counsel has been so furnished copies of such documents;

(d).                              furnish or otherwise make available (including via EDGAR) to the Purchaser and its legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the Commission, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the Commission or the staff of the Commission, and each item of correspondence from the Commission or the staff of the Commission, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Purchaser that are covered by the related Registration Statement;

(e).                               insofar as any stop order or other suspension of effectiveness is issued, use commercially reasonable efforts to obtain the withdrawal of any such order at the earliest possible moment and to notify the Purchaser of the issuance of such order and the resolution thereof;

(f).                                use commercially reasonable efforts to register or qualify (unless an exemption from the registration or qualification exists) or cooperate with the Purchaser and its counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such domestic jurisdictions as are reasonably requested by the Purchaser and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement;

(g).                               use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(h).                              promptly notify the Purchaser, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and, subject to Section 2.3(b), promptly prepare, file with the Commission and furnish to such holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i).                                  otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Purchaser in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Purchaser is required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and

(j).                                 with a view to making available to the Purchaser the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Commission that may at any time permit the Purchaser to sell shares of Company Securities to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) such date as all of the Registrable Securities may be sold without restriction by the holders thereof pursuant to Rule 144 or any other rule of similar effect, or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act and (iii) furnish to the Purchaser upon request as long as the Purchaser owns any Registrable Securities any information as may be reasonably requested in order to avail the Purchaser of any rule or regulation of the Commission that permits the selling of any Registrable Securities without registration under Rule 144.

3.2.                            Obligations of the Purchaser.

(a).                              The Purchaser shall furnish in writing to the Company such information regarding itself, the Registrable Securities and other Company Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be required to effect the registration of such Registrable Securities, to respond to requests by the Commission, FINRA or any state securities commission or as may be required to be disclosed by applicable securities laws and shall execute such documents in connection with such registration as the Company may reasonably request. At least ten (10) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify the Purchaser of the information the Company requires from the Purchaser.

(b).                              The Purchaser agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2.3(b), or (ii) the happening of an event pursuant to Section 3.1(h) hereof, the Purchaser will use its commercially reasonable efforts to promptly discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Purchaser is advised by the Company that such dispositions may again be made.

4.              INDEMNIFICATION.

4.1.                            INDEMNIFICATION.

(a).                              Indemnification by the Company. In addition to indemnification provided pursuant to this Agreement, to the extent permitted by law, the Company will indemnify and hold harmless the Purchaser and its Affiliates, directors, officers and employees, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act, Exchange Act or otherwise, including any legal or other expenses reasonably incurred in connection with investigating or defending any such losses, claims, damages or liabilities (collectively, “Losses”), insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on the Purchaser’s behalf pursuant to the Purchaser’s affirmative request under Section 3.1(f), except (A) to the extent that such untrue statements or omissions are based solely upon information regarding the Purchaser furnished in writing to the Company by the Purchaser expressly for use therein, or to the extent that such information relates to the Purchaser or the Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by the Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that the Purchaser has approved Schedule 1 hereto for this purpose) or (B) in the case of an occurrence of an event of the type specified in Section 3.1(i) related to the use by the Purchaser of an outdated or defective Prospectus after the Company has notified the Purchaser in writing that the Prospectus is outdated or defective and prior to the Purchaser being advised in writing by the Company that the use of the Prospectus may be resumed, but only if and to the extent that following the receipt of such notice the misstatement or omission giving rise to such Loss would have been corrected.

(b).                              Indemnification by the Purchaser. To the extent permitted by law, the Purchaser will indemnify and hold harmless the Company and its Affiliates, directors, officers and employees, against any Losses, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement or omission or alleged omission of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof; (ii) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; (iii) any violation by the Purchaser or its agents of any rule or regulation promulgated under the Securities Act applicable to the Purchaser or its agents and relating to action or inaction required of the Purchaser under this Agreement, (A) to the extent that such untrue statements or omissions are based solely upon information regarding the Purchaser furnished in writing to the Company by the Purchaser expressly for use therein, or to the extent that such information relates to the Purchaser or the Purchaser’s proposed method of distribution of Registrable Securities and was reviewed and approved in writing by the Purchaser expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto (it being understood that such Purchaser has approved Schedule 1 hereto for this purpose) or (B) in the case of an occurrence of an event of the type specified in Section 3.1(i) related to the use by the Purchaser of an outdated or defective Prospectus after the Company has notified the Purchaser in writing that the Prospectus is outdated or defective and prior to the Purchaser being advised in writing by the Company that the use of the Prospectus may be resumed, but only if and to the extent that following the receipt of such notice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of the Purchaser hereunder be greater in amount than the dollar amount of the net proceeds actually received by the Purchaser from the sale of the Registrable Securities giving rise to such indemnification obligation.

4.2.                            Proceedings.

(a).                              Any Person entitled to indemnity hereunder (an “Indemnified Party”) shall give written notice to the Person from whom indemnity is sought (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the loss, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its liability hereunder except to the extent such failure shall have materially prejudiced the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party that, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Section 4.1, the Indemnified Party shall notify promptly the Indemnifying Party of the same in writing, specifying in reasonable detail the basis of such claim, and the Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a reputable counsel reasonably acceptable to the Indemnified Party; provided that, in the event that the Indemnifying Party elects to control such defense, such Indemnifying Party shall be deemed to have agreed to be fully responsible (with no reservation of rights) for all losses relating to such claim.  Within thirty (30) days after receiving written notice of an indemnification claim, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes all or any portion of the claim.  If the Indemnifying Party fails to give written notice to the Indemnified Party that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, the Indemnifying Party shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable.

(b).                              If the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense, unless the Indemnifying Party has specifically authorized the employment of such counsel in writing, in which case the fees and expenses of such counsel shall be borne by the Indemnifying Party.  Similarly, if the Indemnified Party controls the defense of any such claim, then the Indemnifying Party shall have the right to employ its own counsel in any such action and to participate in the defense thereof at its own expense.  If the Indemnified Party reasonably determines that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party.  In the event that the Indemnifying Party exercises the right to control the defense of any third-party claim as provided above, then the Indemnified Party shall cooperate with the Indemnifying Party in such defense.  Similarly, in the event that the Indemnified Party is, directly or indirectly, controlling the defense of any such claim, then the Indemnifying Party shall cooperate with the Indemnified Party in such defense.  The Indemnifying Party shall obtain the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim.

4.3.                            Payment and Reimbursement.  Upon the earlier to occur of (i) the agreement of the Indemnifying Party to pay the amount claimed by an Indemnified Party in a claim notice, or (ii) a final determination of a court or arbitration tribunal of competent jurisdiction as provided for in this Agreement that any amount is payable by an Indemnifying Party hereunder, such Indemnifying Party shall pay the Indemnified Party as soon as commercially practicable but in no event more than five (5) Business Days thereafter. The Indemnifying Party will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending the Losses.

5.              TERMINATION.

5.1.                            Termination.

(a).                              The terms of registration rights contained herein shall terminate on the earliest of (i) the fifth (5th) anniversary after the date of closing of the Company’s initial public offering, (ii) the date on which the Purchaser holds less than 1% of the Company Securities, and (iii) all Registrable Securities may be sold under Rule 144 of the Securities Act in any ninety (90)-day period. No termination pursuant to this Section 5.1 shall relieve any Person of liability for breach prior to termination.

6.              MISCELLANEOUS.

6.1.                            Successors and Assigns.  Except as otherwise provided herein, the terms of the registration rights shall inure to the benefit of and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties; provided, however, that (a) the Company shall not assign any of its rights herein to any Person without the prior written consent of the Purchaser, and (b) the Purchaser shall not assign any of its rights herein to any Person without the prior written consent of the Company, provided further, however, that the Purchaser shall be entitled to, without the consent of any Person, assign any of its rights herein to any of its Affiliates.

EXECUTION VERSION

SCHEDULE 1

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their securities on any stock exchange on which the securities may be listed, market or trading facility on which the securities may be traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of securities:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the Commission;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.  We will not receive any of the proceeds from this offering.  Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the securities may not be sold, unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the securities offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, or (2) the date on which all of the securities may be sold without restriction pursuant to Rule 144 of the Securities Act.